Exhibit 5.1

To:

TiGenix NV

Romeinse straat 12/2

3001 Leuven

Belgium

Brussels, December 5, 2016

Dear Sirs

TiGenix NV — Initial Public Offering of ADSs

1.                                      Introduction

1.1                               We have acted as Belgian legal counsel to TiGenix NV, a limited liability company (“naamloze vennootschap”) with registered office at Romeinse straat 12/2, 3001 Leuven, registered with the Crossroads Bank of Enterprises under enterprise number 0471.340.123 (the “Company”) as to matters of Belgian law in connection with the Company’s registration statement on Form F-1 (the “Registration Statement”), including all amendments or supplements thereto, filed with the United States Securities and Exchange Commission (the “Commission”) under the United States Securities Act of 1933, as amended (the “Securities Act”), in respect of the Company’s proposed initial public offering (the “IPO”) of American Depository Shares, representing new ordinary shares of the Company (the “Offer Shares”) covered by the Registration Statement to which this opinion is an exhibit.

1.2                               The Offer Shares will comprise:

(a)                                 new ordinary shares with no nominal value to be issued by the Company pursuant to a capital increase with cancellation of the preferential subscription rights of existing shareholders resolved by the Company’s board of directors on December 5, 2016 (the “New Shares”); and

(b)                                 additional new ordinary shares with no nominal value to be issued at the option of the underwriters in order to cover over-allotments (the “Additional Shares”).

2.                                      Belgian Law — Limitations

2.1                               This opinion letter is strictly limited to the matters stated in it and may not be read as extending by implication to any matters not specifically referred to in it.

2.2                               This opinion is limited to Belgian law as generally applied by the Belgian courts and published and in effect on the date of this opinion. It is to be noted that Belgian courts are not bound by existing case law. We do not give any opinion on factual matters. This opinion is given on the basis that we have no obligation to notify any addressee of this opinion of any change in Belgian law or its application after the date of the opinion.

2.3                               In this opinion, Belgian legal concepts are expressed in English terms. These concepts may not be identical to the concepts of other jurisdictions which are using the same terms in English. All legal concepts used or referred to in this opinion should be exclusively interpreted according to their respective meaning under the laws of Belgium; in particular, as far as the

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term “non-assessable” used in this opinion is concerned, please note that this word has no legal meaning under Belgian law and is used in this opinion only to mean that, with respect to the issuance of the Offer Shares, a holder of the Offer Shares will have no obligation to pay any additional amount in excess of the subscription price.

2.4                               As Belgian lawyers we are not qualified or able to assess the true meaning and purport of the terms of the Registration Statement and the Underwriting Agreement (as defined below) under any applicable law other than Belgian law and the obligations of the parties thereto, and we have made no investigation of such meaning and purport. Our review of the Registration Statement and the Underwriting Agreement, has therefore been limited to the terms of such documents as they appear to us on their face.

3.                                      Documents Reviewed

For the purpose of rendering this opinion, we have examined and relied upon the following documents only (the “Documents”):

3.1                               A copy of the Registration Statement, dated December 5, 2016;

3.2                               The form of underwriting agreement proposed to be entered into by and between the Company and Merrill Lynch, Pierce, Fenner & Smith, Incorp. and Cowen and Company, LLC as the representatives of the several underwriters named therein, filed as an exhibit to the Registration Statement (the “Underwriting Agreement”);

3.3                               A copy of the Dutch version of the Company’s co-ordinated articles of association (“statuten”) dated March 14, 2016 (the “Articles of Association”);

3.4                               Copies of publications made by the Company in the Annexes to the Belgian State Gazette (“Belgisch Staatsblad”) until December 5, 2016 as we have considered relevant;

3.5                               A copy of the draft notarial deed recording the resolutions taken by the Company’s board of directors, held on December 5, 2016, together with a copy of the special report of the Company’s board of directors (the “Board Report”) and a copy of the report of the Company’s statutory auditor regarding the conditional capital increase (the “Board Resolutions”);

3.6                               A copy of the draft notarial deed to be executed by the proxy holders of the board of directors of the Company recording the issuance of the New Shares;

3.7                               A copy of the draft notarial deed to be executed by the proxy holders of the board of directors of the Company recording the issuance of the Additional Shares.

The documents referred to under paragraphs 3.5, 3.6 and 3.7 are hereinafter referred to as the “Notarial Deeds”.

Except for the documents mentioned in this section 3, we have not, for the purposes of this opinion, examined any contracts, instruments or other documents entered into by or affecting the parties or any corporate records of the parties and have not made any other inquiries concerning the parties.

4.                                      Assumptions

4.1                               We have not in connection with this opinion made any independent review or investigation of factual matters and we have relied upon the representations and warranties of the various parties as to matters of objective fact, or the reasonableness of any statements of opinion or intention, contained in the documents mentioned in section 3 above. We have examined certified, ordinary, scanned or facsimile copies of all documents mentioned in section 3 above as executed by the parties, and we have assumed the conformity thereof to the originals and the genuineness of all signatures.

4.2                               In preparing this opinion, we have also assumed, without any investigation, that:

(a)                                  the statements of fact contained in the minutes of meetings, letters, agreements, records and other documents mentioned above are accurate and complete;

(b)                                 documents examined by us in draft form have been and, for those that have not been executed yet, will be executed substantially in such form on or before the delivery of the Offer Shares to the underwriters under the Underwriting Agreement;

(c)                                  the Documents have been executed by the persons whose names are indicated thereon as being the names of the signatories or, if such names are not indicated, by the persons authorised to execute such documents, and we have assumed the legal capacity (“bekwaamheid”) of the natural persons executing such documents;

(d)                                 the minutes of the meetings of the board of directors of the Company referred to in section 3 above record the resolutions of properly convened meetings of duly appointed directors of the Company held in accordance with the Articles of Association, and that the directors who attended and voted at the said meetings have complied with all applicable provisions of the Belgian Companies Code dealing with conflicts of interests;

(e)                                  the principal place of business (“voornaamste vestiging”) and the place of effective management of the Company are located in Belgium;

(f)                                   that the Notarial Deeds will be duly published in accordance with all applicable regulations;

(g)                                  the Offer Shares will be issued at a price established by the board of directors of the Company (or its proxy holders) in accordance with the powers delegated by the board of directors in the Board Resolutions;

(h)                                 the Additional Shares, if issued, will be delivered by the underwriters to investors in order solely to cover short positions of the underwriters following over-allotments made upon allocation of the shares under the IPO;

(i)                                     the IPO has been conducted in compliance with the conditions as stated in the Registration Statement, the Underwriting Agreement (including the selling restrictions) and the Board Report and the Offer Shares will be issued, delivered and paid for as set forth in the Underwriting Agreement and the Notarial Deeds;

(j)                                    none of the documents furnished to us has been amended, supplemented or terminated;

(k)                                 neither the Company nor any of its subsidiaries or any person or entity acting on behalf of the Company will subscribe to the Offer Shares;

(l)                                      upon their issuance, the Offer Shares will be admitted in the settlement system of Euroclear Belgium; and

(m)                              there are no facts that have not been disclosed to us which would affect this opinion.

5.                                      Opinion

Based on and subject to the foregoing, we are of the opinion that the Offer Shares, when duly authorised and sold, issued and paid as contemplated by the Registration Statement and the Notarial Deeds, will be validly issued, fully paid up and non-assessable.

6.                                      Beneficiary and reliance

6.1                               This opinion may only be relied upon in connection with the Registration Statement by the Company and by the purchasers to whom the Offer Shares have been allocated as part of the IPO.

6.2                               This opinion is delivered by Osborne Clarke BV CVBA and to the extent that the delivery of this opinion would give rise to any liability to a person referred to in paragraph 6.1 above, only Osborne Clarke BV CVBA will incur such liability, with the exclusion of the personal liability of any partner, lawyer, consultant or employee of Osborne Clarke BV CVBA.

6.3                               The opinions expressed in this opinion are to be construed and interpreted in accordance with Belgian law. The competent courts at Brussels, Belgium have exclusive jurisdiction to settle any issues of interpretation or liability arising out of or in connection with this opinion and all matters related to the legal relationship between yourself and Osborne Clarke BV CVBA, as well as between the purchasers of the Offer Shares and Osborne Clarke BV CVBA, including the above submission to jurisdiction, are governed by Belgian law.

6.4                               We consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to us under the section “Legal Matters” in the Registration Statement. In giving this consent, we do not concede that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Yours faithfully,

/s/ Osborne Clarke BV CVBA

Osborne Clarke BV CVBA